Exhibit 99(2)

2010 Fourth Quarter Earnings Conference Call

Thank you Jay. Welcome to our fourth quarter conference call. I would like to review key achievements for 2010 and provide some guidance for 2011. Greg Hill will then discuss our Exploration and Production business and John Rielly will go through our financial results.

Corporate net income for the full year 2010 was $2.1 billion.  Exploration and Production earned $2.7 billion and Marketing and Refining lost $231 million.  Our improved results reflect higher crude oil production and selling prices and increased retail and energy marketing earnings, which more than offset the impact of weaker refining results.  Included in our financial results is a provision of $289 million to reduce the carrying value of our interest in the HOVENSA joint venture refinery to $158 million. This write down, which reflects our outlook for continued weakness in refining margins, reduces our share of the HOVENSA joint venture refinery to less than 1 percent of Hess’ capital employed.

In 2011, our company’s capital and exploratory expenditures are budgeted to be $5.6 billion.  Substantially all of our spending will be targeted to Exploration and Production, with $3.1 billion for production, $1.6 billion for developments and $900 million for exploration.  We expect to fund our capital program from internally generated cash flow.

With regard to Exploration and Production, in 2010 we replaced 176 percent of production, at a FD&A cost of about $23 per barrel.  At year end our proved reserves stood at 1.54 billion barrels of oil equivalent and our reserve life was 9.9 years.

In 2010, we increased our crude oil and natural gas production to 418 thousand barrels of oil equivalent per day from 408 thousand barrels of oil equivalent per day in 2009.  In 2011, we forecast crude oil and natural gas production will average between 415 and 425 thousand barrels of oil equivalent per day.  This forecast includes a net reduction of about 16 thousand barrels of oil equivalent per day resulting from the previously announced sale of non-core natural gas assets in the UK North Sea, which is expected to close in the first quarter.

Last year, we expanded our portfolio of unconventional resources.  In the Bakken oil shale play in North Dakota, we completed the acquisitions of American Oil and Gas and TRZ Energy and commenced the expansion of key infrastructure.  In addition, we acquired acreage in the Eagle Ford in South Texas and formed a partnership with Toreador Resources to explore the unconventional oil potential of the Paris Basin in France.

In Norway, we increased our interest in the Valhall Field to 64 percent from 28 percent via a strategic asset trade with Shell and an acquisition from Total.

In the Gulf of Mexico, we doubled our working interest in the Tubular Bells Field to 40 percent and took over as operator.

In 2011, we will be working with our partners to move this project toward sanction.

With regard to Marketing and Refining, our full year 2010 financial results were lower than 2009. Our HOVENSA joint venture refinery was negatively impacted by the continued weak margin environment, higher year over year fuel costs and unplanned downtime.  In addition, both HOVENSA and our Port Reading, New Jersey facility completed FCC turnarounds in 2010.

This morning, HOVENSA announced that it would reduce crude oil distillation capacity to 350,000 barrels per day from 500,000 barrels per day by shutting down older, less efficient units.  We expect this action will reduce HOVENSA’s operating costs and capital expenditures and make it a more competitive and efficient refinery producing a greater percentage of higher margin products.

In Retail Marketing, 2010 convenience store sales were up by more than 4 percent, while average fuel volumes per station were down by about 1 percent.  In Energy Marketing, we generated stronger earnings primarily as a result of improved margins in our natural gas and electricity businesses.

Our financial position remains strong.  Our debt to capitalization ratio at year end was 24.9 percent, essentially unchanged from 2009. In August 2010 we issued $1.25 billion of 30-year notes.  Proceeds were used for the acquisitions of an additional 8 percent stake in the Valhall Field from Total and TRZ Energy.  In December, we issued 8.6 million shares of stock to complete the acquisition of American Oil and Gas.

Our company made significant progress in 2010 in increasing our reserves and production and building our position in unconventional resources.  We are committed to maintaining a strong balance sheet so that we will be able to fund our portfolio of attractive investment opportunities to generate long term profitable growth for our shareholders.

I will now turn the call over to Greg Hill.